                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 NexPrise, Inc.
                                (Name of Issuer)

                         Common Stock, $0.0002 par value
                         (Title of Class of Securities)

                                   163595 10 1
                                 (CUSIP Number)

                                February 12, 2002
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)



--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      ---------------------
CUSIP No. 163595 10 1              13G                        Page 2 of 7 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS/
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CMG@Ventures, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See instructions)
                                                               (a)   [_]
                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER

                                       0 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY
             OWNED BY                  0 shares
              EACH              ------------------------------------------------
            REPORTING           7.     SOLE DISPOSITIVE POWER
             PERSON
              WITH                     0 shares
                                ------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES* (See instructions)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         CO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP No. 163595 10 1              13G                        Page 3 of 7 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CMG@Ventures Capital Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See instructions)
                                                               (a)   [_]
                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER

                                       0 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY
             OWNED BY                  0 shares
              EACH              ------------------------------------------------
            REPORTING           7.     SOLE DISPOSITIVE POWER
             PERSON
              WITH                     0 shares
                                ------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES* (See instructions)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP No. 163595 10 1              13G                        Page 4 of 7 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CMGI, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See instructions)
                                                               (a)   [_]
                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER

                                       0 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY
             OWNED BY                  0 shares
              EACH              ------------------------------------------------
            REPORTING           7.     SOLE DISPOSITIVE POWER
             PERSON
              WITH                     0 shares
                                ------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES  (See instructions)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         CO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP No. 163595 10 1              13G                        Page 5 of 7 Pages
---------------------                                      --------------------

Item 1(a).  Name of Issuer:

            NexPrise, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1500 Plymouth Street, Mountain View, California  94043

Item 2(a).  Name of Persons Filing:

            CMG@Ventures, Inc.
            CMG@Ventures Capital Corp.
            CMGI, Inc.

Item 2(b).  Address of Principal Business Offices or, if None, Residence:

            CMG@Ventures, Inc.
            c/o CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

            CMG@Ventures Capital Corp.
            c/o CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

            CMGI, Inc.
            100 Brickstone Square, Andover, MA  01810

Item 2(c).  Citizenship:

            CMG@Ventures, Inc., CMG@Ventures Capital Corp. and CMGI, Inc. are each organized under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities:

            Common Stock, $.0002 par value

Item 2(e).  CUSIP Number:

            163595 10 1

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

(a)  [_]   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)  [_]   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [_]   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  [_]   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  [_]   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act.

---------------------                                      ---------------------
CUSIP No. 163595 10 1              13G                        Page 6 of 7 Pages
---------------------                                      --------------------

(i)  [_]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)  [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.    Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

  (a)  Amount beneficially owned:

  CMG@Ventures, Inc. beneficially owns 0 shares.

  CMG@Ventures Capital Corp. beneficially owns 0 shares.

  CMGI, Inc. beneficially owns 0 shares.

  (b)  Percent of class:

  CMG@Ventures, Inc.: 0%
  CMG@Ventures Capital Corp.: 0%
  CMGI, Inc.: 0%

  (c)  Number of shares as to which such person has:

      (i) Sole power to vote or direct the vote:

          0 Shares.

     (ii) Shared power to vote or direct the vote:

          0 Shares.

    (iii) Sole power to dispose or to direct the disposition of:

          0 Shares.

     (iv) Shared power to dispose or to direct the disposition of:

          0 Shares.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable.

---------------------                                      ---------------------
CUSIP No. 163595 10 1              13G                        Page 7 of 7 Pages
---------------------                                      --------------------

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              CMG@Ventures, Inc.

Dated:  February 14, 2002     /s/ George A. McMillan
                              ---------------------------------------------
                              By:  George A. McMillan
                              Title: Treasurer


                              CMG@Ventures Capital Corp.

Dated:  February 14, 2002     /s/ George A. McMillan
                              ---------------------------------------------
                              By:  George A. McMillan
                              Title: Treasurer


                              CMGI, INC.

Dated:  February 14, 2002     /s/ George A. McMillan
                              ---------------------------------------------
                              By:  George A. McMillan
                              Title:  Chief Financial Officer and Treasurer

                                    AGREEMENT
                                    ---------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of NexPrise, Inc. or any subsequent acquisitions or dispositions of equity securities of NexPrise, Inc. by any of the undersigned.

Dated:  February 14, 2002

                              CMG@Ventures, Inc.

                              /s/ George A. McMillan
                              ---------------------------------------------
                              By:  George A. McMillan
                              Title: Treasurer


                              CMG@Ventures Capital Corp.

                              /s/ George A. McMillan
                              ---------------------------------------------
                              By:  George A. McMillan
                              Title: Treasurer


                              CMGI, INC.

                              /s/ George A. McMillan
                              ---------------------------------------------
                              By:  George A. McMillan
                              Title:  Chief Financial Officer and Treasurer